Exhibit 4.8

INTERLINE BRANDS, INC., A NEW JERSEY CORPORATION,

AS ISSUER

INTERLINE BRANDS, INC., A DELAWARE CORPORATION,

AS GUARANTOR

EACH OF THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

AS SUBSIDIARY GUARANTORS

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE

FOURTH SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 15, 2010

TO INDENTURE DATED AS OF JUNE 23, 2006

8 1/8% SENIOR SUBORDINATED NOTES DUE 2014

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 15, 2010, is by and among  Interline Brands, Inc., a New Jersey corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors and the Trustee are parties to that certain Indenture dated as of June 23, 2006 (the “Original Indenture”);

WHEREAS, the Company, the Guarantors and the Trustee entered into the First Supplemental Indenture dated as of June 23, 2006 (the “First Supplemental Indenture”) pursuant to which a series of securities, the Company’s 8 1/8% Senior Subordinated Notes due 2014 (the “Notes”), were issued;

WHEREAS, the Original Indenture has been amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture dated July 3, 2006 and the Third Supplemental Indenture dated September 29, 2009 (the Original Indenture, as so amended and supplemented, the “Indenture”);

WHEREAS, $150,681,000 aggregate principal amount of Notes are currently outstanding;

WHEREAS, Section 9.02 of the Original Indenture provides that, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, the Company, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Original Indenture;

WHEREAS, the Company has solicited consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated November 1, 2010 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 7.04 of the First Supplemental Indenture and (3) the Company and the Guarantors have satisfied all other conditions required under Article Nine of the Original Indenture and Article Seven of the First Supplemental Indenture to enable the Company, the Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1  Section 5.01 of the Indenture is hereby amended by deleting the text of each of clauses (4), (5), (6) and (9) in its entirety and inserting in place of such text in each case “[INTENTIONALLY DELETED]”.

Section 1.2  Section 5.01 of the Indenture is further amended by replacing the last two paragraphs of Section 5.01 with the following paragraph:

“The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default under clause (10), its status and what action the Company is taking or proposes to take with respect thereto.”

Section 1.3  Section 8.01(a) of the Original Indenture is hereby amended by deleting the text of each of clauses (2) and (3) of Section 8.01(a) of the Original Indenture in its entirety (except for the “and” at the end of clause (3)) and inserting in place of such text in each case “[INTENTIONALLY DELETED]”.

Section 1.4  Section 8.01(b) of the Original Indenture is hereby amended by deleting clause (2) of Section 8.01(b) of the Original Indenture in its entirety (except for the “and” at the end of clause (2)) and inserting in place of such text “[INTENTIONALLY DELETED]”.

Section 1.5  Article Eight of the First Supplemental Indenture is hereby amended by deleting the headings and text of each of the following provisions of the First Supplemental Indenture and inserting in place of such headings and text in each case “[INTENTIONALLY DELETED]”:

Section 8.02(a) (SEC Reports);

Section 8.03 (Limitation on Indebtedness);

Section 8.04 (Limitation on Restricted Payments);

Section 8.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

Section 8.06 (Limitation on Sales of Assets and Subsidiary Stock);

Section 8.07 (Limitation on Affiliate Transactions);

Section 8.08 (Change of Control); and

Section 8.09 (Future Guarantors).

Section 1.6  Article Ten of the Original Indenture is hereby amended by deleting the headings and text of  each of the following provisions of the Original Indenture and inserting in place of such headings and text in each case “[INTENTIONALLY DELETED]”:

Section 10.03 (Compliance Certificates); and

Section 10.04 (Waiver of Stay, Extension or Usury Laws).

Section 1.7  The Notes and the Guarantees are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture. For avoidance of doubt, it is understood that the amendments to the Indenture effected by this Supplemental Indenture are amending the Original Indenture as supplemented to date and as it applies to the Notes and the Guarantees.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1  Defined Terms.  For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2  Indenture.  Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4  Successors.  All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5  Duplicate Originals.  All parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6  Severability.  In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7  Trustee Disclaimer.  The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantor, and the Trustee makes no representation with respect to any such matters.  Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8  Effectiveness.  The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.  Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the acceptance for the purchase by the Company, pursuant to the Tender Offer, of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates); provided that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur.  The Company shall notify the Trustee promptly after the occurrence of such acceptance for purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.9  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

INTERLINE BRANDS, INC., a New Jersey corporation

		By:	/s/ MICHAEL AGLIATA
Name: Michael Agliata
Title: VP, General Counsel and Secretary

INTERLINE BRANDS, INC., a Delaware corporation

		By:	/s/ MICHAEL AGLIATA
Name: Michael Agliata
Title: VP, General Counsel and Secretary

WILMAR HOLDINGS, INC.

		By:	/s/ JOHN A. EBNER
Name: John A. Ebner
Title: President and Chief Financial Officer

WILMAR FINANCIAL, INC.

		By:	/s/ JOHN A. EBNER
Name: John A. Ebner
Title: President and Chief Financial Officer

GLENWOOD ACQUISITION LLC,
By: INTERLINE BRANDS, INC.

		By:	/s/ MICHAEL AGLIATA
Name: Michael Agliata
Title: VP, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ CHRISTIE LEPPERT
Name: Christie Leppert
Title: Vice President